EXHIBIT 99.1

FOR IMMEDIATE RELEASE

First Financial Bancorp Appoints New Director
Indianapolis leader joins the company’s board of directors

Cincinnati, OH - August 3, 2015 - First Financial Bancorp (Nasdaq: FFBC) announces the appointment of John Neighbours to its board of directors effective August 24, 2015. Mr. Neighbours also joins the board of directors for the company’s main subsidiary, First Financial Bank, N.A, effective August 24, 2015.

“We’re pleased to welcome John to our board of directors,” said Murph Knapke, chairman of the board for First Financial Bancorp. “John is a respected lawyer and advisor, who truly admires the community he serves. He is a big part of Indianapolis and we are excited that John will help guide the company as we work to achieve our strategic goals and execute our client and community focused business model.”

Mr. Neighbours has practiced law for approximately 40 years and has represented employers throughout the country in all aspects of labor and employment law. Additionally, he has become an adviser to business, educational and not-for-profit executives on a variety of topics which assist them in problem solving.

Mr. Neighbours has served on numerous boards throughout central Indiana, including having served as chair of the United Way of Central Indiana, the Indy Chamber of Commerce and the Indianapolis Zoological Society. Also, in his lawyer capacity, he served as a council member for the American Bar Association - Section on Labor and Employment Law for 12 years, as well as chairman on the Developments Under the National Labor Relations Act Committee from 1997 to 2000. He also served on the Labor Relations Committee for the United States Chamber of Commerce and as co-chair of the legal committee for the Super Bowl XLVI in Indianapolis.

For more information about First Financial and its board of directors, visit the company’s Investor Relations page at www.bankatfirst.com.

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About First Financial Bancorp
Financial Bancorp is a Cincinnati, Ohio based bank holding company. As of June 30, 2015, the Company had $7.4 billion in assets, $4.9 billion in loans, $5.7 billion in deposits and $802 million in shareholders’ equity. The Company’s subsidiary, First Financial Bank, N.A., founded in 1863, provides banking and financial services products through its four lines of business: commercial, consumer, wealth management and mortgage. The commercial, consumer and mortgage units provide traditional banking services to business and retail clients. First Financial Wealth Management provides wealth planning, portfolio management, trust and estate, brokerage and retirement plan services and had approximately $2.4 billion in assets under management as of June 30, 2015. The Company’s strategic operating markets are located in Ohio, Indiana and Kentucky where it operates 106 banking centers. Additional information about the Company, including its products, services and banking locations is available at www.bankatfirst.com.

Contact Information
Investors/Analysts Eric Stables (513) 458-6454 Eric.Stables@bankatfirst.com	Media Adam Kiefaber (513) 979-5735 Adam.Kiefaber@bankatfirst.com

US.75939315.01

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